EXHIBIT 99.1
News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

USW Members Ratify New Labor Accord For Mansfield Works

MIDDLETOWN, OH, November 20, 2006 — AK Steel (NYSE: AKS) said that members of the United Steelworkers (USW), Local 169, have ratified a new four-year labor agreement covering about 300 hourly production and maintenance employees at the company’s Mansfield (OH) Works. AK Steel said USW officials informed the company this evening that the new contract had passed by an overwhelming majority in voting held today in Mansfield. The new agreement takes effect January 1, 2007 and runs through March 31, 2011. It will replace an agreement that would have expired February 10, 2007.

“Reaching agreement on a new contract well ahead of the expiration benefits our customers, the company and members of the USW,” said James L. Wainscott, chairman, president and CEO of AK Steel. “I commend the leaders and members of the USW for their diligence and insight into the competitive issues that face AK Steel.”

AK Steel and USW bargaining teams agreed to begin early talks on October 16, and they reached a tentative agreement on November 10.

AK Steel said the new Mansfield Works contract includes, among numerous other provisions:

•	Competitive wage increases

•	Improved flexibility utilizing crew chiefs and maintenance operators

•	A “lock and freeze” of the traditional defined-benefit pension plan, replaced by a per-hour contribution to the Steelworker’s Pension Trust fund

•	Active and retired employee healthcare cost-sharing

AK Steel’s Mansfield Works produces stainless and electrical sheet steel products. Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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